                                   EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                  Three Months
                                                                 Ended March 31,
                                                                 ---------------
                                                                       1996
                                                                    ----------

Net income available to common stockholders                         $   85,820
Accrued dividends on preferred stock                                    82,346
                                                                    ----------
Net income for computing pro forma net income per share                168,166
                                                                    ==========
Pro forma weighted average common shares outstanding
   assuming conversion of all preferred stock                        3,987,491

Shares of common stock assumed to be issued upon
   exercise of common stock options and warrants to
   purchase common stock using treasury stock method,
   including "cheap" options and warrants as outstanding for
   all periods                                                         457,509
                                                                    ----------
Weighted average number of common and common
   equivalent shares outstanding during the period                   4,445,000
                                                                    ==========
Pro forma net income per share                                           $0.04
                                                                    ==========
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